Exhibit 4.1

SPROTT ASSET MANAGEMENT LP,

as Sponsor

and

DELAWARE TRUST COMPANY,

as Delaware Trustee

AMENDED AND RESTATED TRUST AGREEMENT

SPROTT ESG GOLD ETF

Dated as of June 2, 2022

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1	Definitions	1
Section 1.2	Rules of Construction	6

ARTICLE II
CREATION AND DECLARATION OF TRUST

ARTICLE III
CERTAIN OBLIGATIONS OF REGISTERED OWNERS
Section 3.1	Limitation on Liability	11
Section 3.2	Liability of Registered Owner for Taxes and Other Governmental Charges	11

ARTICLE IV
ADMINISTRATION OF THE TRUST

i

ARTICLE V
THE DELAWARE TRUSTEE AND THE SPONSOR

ARTICLE VI
AMENDMENT AND TERMINATION
Section 6.1	Amendment	27

ii

Section 6.2	Termination	28

ARTICLE VII
MISCELLANEOUS

EXHIBIT A	CERTIFICATE OF TRUST

EXHIBIT B	CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST

ii

AMENDED AND RESTATED TRUST AGREEMENT
This Amended and Restated Trust Agreement (this “Agreement”), dated as of June 2, 2022, is between Sprott Asset Management LP, a Canadian limited partnership, with offices in the United States and Canada, as sponsor (the “Sponsor”) and Delaware Trust Company, a Delaware trust company, as Delaware trustee (the “Delaware Trustee”).
W I T N E S S E T H:
WHEREAS, 123 Sprott Trust (the “Trust”) was created pursuant to a certificate of trust and a short form trust agreement between the Sponsor and the Trustee dated February 10, 2021 (respectively, the “Certificate of Trust” and “Original Trust Agreement”) under the provisions of the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (as it may be amended from time to time, or any successor legislation, the “DSTA”); and
WHEREAS¸ the Trust’s name was changed to “Sprott ESG Gold ETF” pursuant to a certificate of amendment to the Certificate of Trust dated April 5, 2021 (the “Certificate of Amendment to the Certificate of Trust”); and
WHEREAS, pursuant to and in accordance with Section 3 of the Original Trust Agreement, the Sponsor and the Trustee desire to amend and restate the Original Trust Agreement as set forth in this Agreement.
NOW, THEREFORE, it being the intention of the parties hereto that, effective as of the date hereof, this Agreement constitute the governing instrument of the Trust, and the provisions of the Original Trust Agreement shall have no longer any force or effect and shall be superseded entirely by the provisions hereof, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1  Definitions. Except as otherwise specified in this Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement.
“Administrator” means The Bank of New York Mellon, acting in its capacity as the Trust’s administrator, together with its permitted successors and assigns.
“Adjusted Net Asset Value” has the meaning specified in Section 4.1(b).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
“Agreement” means this Amended and Restated Trust Agreement, including Exhibit A and Exhibit B hereto, as amended, modified, supplemented and restated from time to time in accordance with its terms.

“Auditor” means KPMG LLP, or any other auditor appointed by the Sponsor in connection with the Trust.
“Authorized Participant” means a Person that, at the time of submitting to the Trust a Purchase Order or a Redemption Order (a) is a broker-dealer registered under the Exchange Act and a member in good standing of the Financial Industry Regulatory Authority, Inc. or is a securities market participant that is exempt from registration as a broker-dealer, (b) is a DTC Participant and (c) has in effect an Authorized Participant Agreement.
“Authorized Participant Agreement” means an agreement among the Trust, the Sponsor and an Authorized Participant that provides the procedures for the creation and redemption of Shares.
“Basket Gold Amount” means the amount of gold in unallocated form an Authorized Participant is required to deliver or receive from the Trust, as applicable, which is at least equal to the aggregate NAV of the number of Creation Units that are part of a Purchase Order or Redemption Order, as the case may be. The Basket Gold Amount will be determined as provided in Section 2.5(c).
“Beneficial Owner” means any Person owning a beneficial interest in any Shares, including a person who holds Shares through or on behalf of any Registered Owner.
 “Business Day” means any day other than: (i) a Saturday or a Sunday; (ii) a day on which the Exchange is closed for regular trading; (iii) for purposes of the creation and redemption process, a day on which banking institutions in the United Kingdom are authorized or permitted by law to close or a day on which the London gold market is closed; (iv) a day on which banking institutions in the United Kingdom are authorized or permitted to be open for less than a full day or the London gold market is open for trading for less than a full day and transaction procedures required to be executed or completed before the close of the day may not be so executed or completed; or (v) in respect of any action to be taken by the Delaware Trustee, a day on which the Delaware Trustee is closed.
“Cash” means U.S. dollars.
“Cash Custodian” means the Bank of New York Mellon, in its capacity as the Trust’s Cash Custodian.
“Certificate of Amendment to the Certificate of Trust” means the certificate of amendment to the Certificate of Trust, as filed with the Secretary of State on April 5, 2021 pursuant to Section 3810 of the DSTA, as may be further amended and restated from time to time, attached here to Exhibit B.
“Certificate of Trust” means the Certificate of Trust, as filed with the Secretary of State pursuant to Section 3810 of the DSTA, as amended and restated from time to time, attached hereto as Exhibit A.
“Code” means the Internal Revenue Code of 1986, as amended.

“Conflicting Provisions” has the meaning specified in Section 7.9.
“Corporate Trust Office” means the Delaware Trustee’s office located at 251 Little Falls Drive, Wilmington, DE 19808, Attn: Trust Administration.
“Covered Person” means the Delaware Trustee, the Sponsor and their respective Affiliates.
“Custodian” has the meaning specified in Section 5.11.
“Creation Unit” means 50,000 Shares, as such number may be increased or decreased, from time to time, by the Sponsor in its sole discretion or in accordance with Section 2.12.
“Delaware Trustee” means the Person named as such in the introductory paragraph hereto, solely in such Person’s capacity as the Delaware trustee of the Trust created hereunder and not in such Person’s individual capacity, and includes any successor Delaware trustee under this Agreement.
“Deliver,” “Delivered” or “Delivery” means, depending on the context, (i) one or more book-entry transfers of such Shares to an account or accounts at DTC designated by the Person entitled to such delivery for further credit as specified by such Person; (ii) transfers of unallocated gold to or from the Trust’s account with the Gold Custodian or an Authorized Participant’s account with the Gold Custodian; or (iii) transfers of cash representing the applicable Transaction Fee.
“DSTA” has the meaning specified in the recitals hereto.
“DTC” means The Depository Trust Company, or its successor.
“DTC Participant” means a Person that has an account with DTC.
“ESG Criteria” means the criteria used for the ESG assessment of mines and miners by the Sponsor, which encompass numerous factors as set forth in more detail in the Trust’s prospectus.
“Exchange” means NYSE Arca, Inc., a Delaware corporation and a registered U.S. national securities exchange, or any other regulated securities market where the Sponsor may from time to time decide to list the Shares for trading in the United States or otherwise.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Gold Custodian” means each custodian of the Trust’s Sprott ESG Approved Gold and unallocated gold and shall include the Royal Canadian Mint and any sub-custodians appointed by the Royal Canadian Mint which from time to time hold the Sprott ESG Approved Gold and unallocated gold pursuant to the Gold Storage and Custody Agreement and Trading and Unallocated Gold Custody Agreement, or a separate written custodial agreement.

“Indemnified Amounts” has the meaning specified in Section 5.12(a).
“Indemnitee” has the meaning specified in Section 5.12(c).
“Indemnitor” has the meaning specified in Section 5.12(c).
“Indirect Participant” means a Person that has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.
“LBMA” means the London Bullion Market Association or any successor or assigns.
“LBMA Gold Price” means the price of Physical Gold that is based on the LBMA daily auctions.
“LBMA Gold Price PM” means the price of Physical Gold that is based on the LBMA daily afternoon auction.
“Liquidating Trustee” has the meaning specified in Section 6.2(c).
 “Marketing Agent” means Sprott Global Resource Investments Ltd. and its permitted successors and assigns.
“Net Asset Value per Creation Unit” means, as of any date of determination the number obtained by multiplying (x) the Net Asset Value per Share on the date on which the determination is being made by (y) the number of Shares that constitute a Creation Unit on the date on which the determination is being made.
“Net Asset Value per Share” means the net asset value of a Share, as determined in accordance with Section 4.1(b).
“Net Asset Value of the Trust” has the meaning specified in Section 4.1(b).
“Offering Documents” means the Trust’s prospectus included in its effective registration statement on Form S-1 or Form S-3 (or any successor forms) as filed with the SEC, and any amendments or supplements thereto.
“Order Cut-Off Time” means, with respect to any Business Day, shall mean (a) 3:59:59 p.m. (New York time) or (b) any other time agreed to by the Sponsor and the Transfer Agent and of which all existing Authorized Participants have been previously notified by the Sponsor or the Transfer Agent.
“Order Date” means the date that the Transfer Agent confirms a Purchase Order or Redemption Order.
“Percentage Interest” means as to each Beneficial Owner, the portion (expressed as a percentage) of the total outstanding Shares held by such Beneficial Owner.

“Person” means any natural person or any limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Physical Gold” means physical gold bullion in allocated or unallocated form held by the Trust.
“Proceeding” has the meaning specified in Section 5.12(c).
“Purchase Order” has the meaning specified in Section 2.5(b).
“Redemption Order” has the meaning specified in Section 2.8.
“Registered Owner” means a Person in whose name Shares are registered on the books of the Registrar maintained for that purpose, initially Cede & Co.
“Registrar” means the Transfer Agent or any bank or trust company that is appointed to register Shares and transfers of Shares as herein provided.
 “SEC” means the U.S. Securities and Exchange Commission, or any successor governmental agency in the United States.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Service Provider” means any of the Administrator, the Transfer Agent, the Delaware Trustee, the Cash Custodian, the Gold Custodian and any other service provider named in the Offering Documents or which has been engaged by the Trust to provide services.
 “Shares” means units of fractional undivided beneficial interest in the net assets of the Trust.
“Sponsor” means the Person named as such in the introductory paragraph hereto, solely in such Person’s capacity as sponsor of the Trust and not in such Person’s individual capacity, or any successor thereto which shall have executed such documents and other instruments as shall be necessary to assume all of the duties and responsibilities of the Sponsor hereunder.
“Sponsor’s Fee” has the meaning specified in Section 5.14(a).
“Sponsor Indemnified Party” has the meaning specified in Section 5.12(b).
“Sprott ESG Approved Gold” means unencumbered, fully allocated physical gold bullion held by the Gold Custodian on behalf of the Trust that meets certain environmental, social and governance standards (“ESG”) that are established by the Sponsor.
“Sprott ESG Approved Gold Holdings” means the Trust’s holdings of ESG Approved Gold.

“Sprott ESG Approved Mine” means a mine operated by an ESG Approved Mining Company that is determined to be in sufficient compliance with the Trust’s ESG Criteria by the Sponsor.
“Sprott ESG Approved Mining Company” means a mining company that is determined to be in sufficient compliance with the Trust’s ESG Criteria by the Sponsor.
“Surrender” means, when used with respect to Shares, one or more book-entry transfers of Shares to the DTC account of the Trust established by the Transfer Agent as agent for the Trust.
“Transaction Fee” has the meaning specified in Section 2.5(c).
“Transfer Agent” means The Bank of New York Mellon, acting in its capacity as the Trust’s transfer agent, together with its permitted successors and assigns.
“Trust” has the meaning specified in the recitals hereto.
“Trust Property” means, at any time, the assets of the Trust at such time, regardless of whether such assets are held by a Custodian or any agent or other custodian for the Trust.
“Trustee Indemnified Persons” has the meaning specified in Section 5.12(a).
“Withdrawal Event” has the meaning specified in Section 5.9.
Section 1.2  Rules of Construction. Unless the context otherwise requires:
(a)  a term has the meaning assigned to it;
(b)  an accounting term not otherwise defined herein has the meaning assigned to it in accordance with generally accepted accounting principles as then in effect in the United States;
(c)  “or” is not exclusive;
(d)  the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
(e)  “including” means including without limitation; and
(f)  words in the singular include the plural and words in the plural include the singular.

ARTICLE II

CREATION AND DECLARATION OF TRUST
Section 2.1  Creation and Declaration of Trust; Business of the Trust.
(a)  The Trust will hold all Trust Property for the benefit of the Registered Owners for the purposes of, and subject to the terms and conditions set forth in, this Agreement. The trust governed by this Agreement shall be known as “Sprott ESG Gold ETF.” The Delaware Trustee filed or caused to be filed the original Certificate of Trust on February 10, 2021 and the Certificate of Amendment to the Certificate of Trust on April 5, 2021, each of which is hereby ratified, and is hereby authorized and directed to file any further amendment thereto or restatement thereof as may be necessary or appropriate from time to time.
(b)  Consistent with the investment objective set forth in Section 2.1(c), the Trust shall have full power and authority (i) to engage in such business or activities as set forth in, or contemplated by, this Agreement, the Offering Documents, the Authorized Participant Agreements and any other agreements or instruments to which, in compliance with the provisions of this Agreement, it shall become a party to or by which it may be bound, (ii) to engage in activities incidental and necessary to carry out the duties and responsibilities as set forth in, or contemplated by, this Agreement, the Offering Documents, the Authorized Participant Agreements and such other agreements or instruments and (iii) subject to the following sentence, to engage in any other lawful business, purpose or activity for which statutory trusts may be formed under the DSTA. Other than the Shares, the Trust shall not issue or sell any beneficial interests or other obligations or otherwise incur, assume or guarantee any indebtedness for money borrowed.
(c)  The investment objective of the Trust is for the Shares to closely reflect the performance of the price of gold, less the Trust’s expenses and liabilities, through an investment in physical gold bullion that meets certain ESG criteria determined by the Sponsor and on a temporary basis in unallocated gold.
Section 2.2  Legal Title. Legal title to all of the Trust Property shall be vested in the Trust as a separate legal entity; provided, however, that where applicable law in any jurisdiction requires any part of the Trust Property to be vested otherwise, the Trust may cause legal title to the Trust Property or any portion thereof to be held by or in the name of the Sponsor or any other Person (other than a Registered Owner or a Beneficial Owner) as nominee.
Section 2.3  Book-Entry System; Transferability of Shares.
(a)  The ownership of Shares shall be recorded on the books of the Trust or the Transfer Agent. No certificates certifying the ownership of Shares shall be issued except as the Sponsor may otherwise determine from time to time. The Sponsor may make such rules as it considers appropriate for the issuance of Share certificates, transfer of Shares and similar matters. The record books of the Trust as kept by the Trust, or the Transfer Agent, as the case may be, shall be conclusive as to the identity of the Registered Owners and as to the number of Shares held from time to time by each.

(b)  The Transfer Agent in consultation with the Sponsor will apply to DTC for acceptance of the Shares in its book-entry settlement system.
(c)  So long as the Shares are eligible for book-entry settlement with DTC and such settlement is available, unless otherwise required by law, (i) no Beneficial Owner will be entitled to receive a separate certificate evidencing those Shares, (ii) the interest of a Beneficial Owner in Shares will be shown only on, and transfer of that interest will be effected only through, records maintained by DTC or a DTC Participant or Indirect Participant through which the Beneficial Owner holds that interest and (iii) the rights of a Beneficial Owner with respect to Shares will be exercised only to the extent allowed by, and in compliance with, the arrangements in effect between such Beneficial Owner and DTC or the DTC Participant or Indirect Participant through which that Beneficial Owner holds an interest in Shares.
(d)  If DTC ceases to make its book-entry settlement system available for such Shares, the Sponsor in consultation with the Transfer Agent may select a comparable depositary for the book-entry settlement of the Shares. If the Sponsor in consultation with the Transfer Agent determine that no such successor depositary is available, the Trust will terminate as set forth in Section 6.2(a)(vi) hereof.
Section 2.4  Issuance and Redemption of Shares; General. Subject to the terms of this Agreement, the Transfer Agent shall have the power and authority, and is hereby authorized, without the approval or action of any Registered Owner or Beneficial Owner, to issue and redeem Shares from time to time. The number of Shares authorized shall be unlimited. All Shares when so issued on the terms contemplated by this Agreement shall be fully paid and non-assessable. Every Registered Owner or Beneficial Owner, by virtue of having purchased or otherwise acquired a Share or a beneficial interest in a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Agreement.
Section 2.5  Purchase Orders.
(a)  From and after the date hereof, Deliveries of Shares will take place only in integral numbers of Creation Units and in compliance with the provisions of this Agreement, as supplemented by any procedures attached to an applicable Authorized Participant Agreement, to the extent those procedures are consistent with this Agreement.
(b)  Authorized Participants wishing to acquire one or more Creation Units must place an order (a “Purchase Order”) with the Transfer Agent on any Business Day. Purchase Orders received by the Transfer Agent on a Business Day prior to the Order Cut-Off Time will have that Business Day as the Order Date. Purchase Orders received by the Transfer Agent on a Business Day on or after the Order Cut-Off Time, or on a day that is not a Business Day, will not be accepted and should be resubmitted on the next following Business Day. As consideration for each Creation Unit to be acquired pursuant to a Purchase Order, an Authorized Participant must Deliver the Basket Gold Amount (determined as described in Section 2.5(c) below) announced by the Trust on the Order Date (determined as described above) of such corresponding Purchase Order.

(c)  The Administrator shall determine the Basket Gold Amount for each Business Day. The Basket Gold Amount shall be an amount of unallocated gold equal to (i) the Net Asset Value Per Creation Unit as announced by the Trust (x) on the date the related Purchase Order was received, in the case of a Purchase Order received by Order Cut-Off Time on any Business Day, or (y) on the following Business Day, in the case of a Purchase Order received after the Order Cut-Off Time on any Business Day, plus (ii) the applicable transaction fee specified in the Offering Documents and any additional amounts necessary to reimburse the Trust and the Sponsor and its designee(s) for any and all expenses and costs incurred in connection with such Purchase Order or Redemption Order, including the applicable fees and expenses specified in Section 2.6 and Section 2.8 hereof for Purchase Orders or Redemption Orders, respectively (the “Transaction Fee”). The Transaction Fee may be increased by the Transfer Agent with the prior written consent of the Sponsor, and will be effective two (2) Business Days following the filing of an amendment or supplement to the Offering Documents or as otherwise specified therein.  The Sponsor intends to publish, or may designate other persons to publish, for each Business Day, the Net Asset Value Per Share. The Basket Gold Amount so determined for a particular Business Day is communicated to all Authorized Participants who made Purchase Orders on such Business Day, and made available on the Sponsor’s website for the Trust.
Section 2.6  Delivery of Shares. Upon receipt by the Trust of any Delivery of the Basket Gold Amount in accordance with Section 2.5, together with a Purchase Order and the other required documents, if any, as specified above and a confirmation that the Basket Gold Amount has been Delivered for each Creation Unit, the Transfer Agent, subject to the terms and conditions of this Agreement and any procedures attached to an applicable Authorized Participant Agreement, shall Deliver to, or as directed by, the Authorized Participant the number of Creation Units issuable in respect of such Delivery as requested in the corresponding Purchase Order, but only upon reimbursement to the Trust of any applicable costs or expenses incurred in connection with the execution of trades related to such Purchase Order, and the payment of the fees and expenses incurred in respect of any taxes and governmental charges and fees payable in connection with such Delivery and the issuance and Delivery of the Creation Units.
Section 2.7  Registration and Registration of Transfer of Shares. The Transfer Agent shall keep or cause to be kept a register of Registered Owners and shall provide for the registration of Shares and the registration of transfers of Shares.
Section 2.8  Redemption of Shares and Withdrawal of Trust Property.
(a)  Authorized Participants wishing to redeem one or more Creation Units must place an order with the Transfer Agent on a Business Day (a “Redemption Order”). Orders received by the Transfer Agent after the Cut-Off Time on a Business Day will not be accepted and should be resubmitted on the next following Business Day. Upon the Transfer Agent’s receipt of a Redemption Order, the Surrender by an Authorized Participant of any integral number of Creation Units for the purpose of withdrawal of the amount of Trust Property represented thereby and the Authorized Participant’s payment of the Transaction Fee (including reimbursement to the Trust of any applicable costs or expenses incurred in connection with the execution of trades related to such Redemption Order, and the payment to the Sponsor or its designee(s) of the fees and expenses of the Sponsor and its designee(s) relating to any taxes and governmental charges and fees payable in connection with such Delivery), subject to the terms and conditions of this Agreement, including Section 2.9, and any procedures attached to an applicable Authorized Participant Agreement, such Creation Units shall be redeemed by the Trust, and such Authorized Participant, as, or acting on authority of, the Registered Owner of those Shares will be entitled to Delivery, in accordance with the provisions of this Agreement, as supplemented by any procedures attached to an applicable Authorized Participant Agreement, to the extent those procedures are consistent with this Agreement, of the Basket Gold Amount corresponding to such Creation Units (determined in accordance with Section 2.9) on the applicable Order Date (determined as provided below).
(b)  Redemption Orders received by the Transfer Agent prior to the Order Cut-Off Time on a Business Day will have that Business Day as the Order Date. Redemption Orders received by the Transfer Agent on or after the Order Cut-Off Time on a Business Day, or on a day that is not a Business Day, will have the next Business Day as the Order Date.
Section 2.9  Limitations on Issuance and Delivery, Registration of Transfer and Surrender of Shares. As a condition precedent to the Delivery, registration of transfer, split-up, combination or Surrender of any Shares or withdrawal of any Trust Property, the Transfer Agent may require payment from the Authorized Participant Surrendering the Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to any securities being withdrawn) and payment of any applicable fees as herein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature or other information that it deems to be necessary and may also require compliance with any regulations the Transfer Agent may establish consistent with the provisions of this Agreement, including this Section 2.9.
Section 2.10  Splits and Reverse Splits of Shares.
(a)  If requested in writing by the Sponsor, the Transfer Agent shall effect a split or reverse split of the Shares as of a record date set by the Transfer Agent in accordance with procedures determined by the Transfer Agent.
(b)  The Transfer Agent is not required to distribute any fraction of a Share in connection with a split or reverse split of the Shares. The Transfer Agent may sell the aggregated fractions of Shares that would otherwise be distributed in a split or reverse split of the Shares or liquidate the amount of Trust Property that would be represented by those Shares and distribute the net proceeds of those Shares or that Trust Property to the Registered Owners entitled to such proceeds. The amount of Trust Property represented by each Share shall be adjusted, and the number of Shares comprising a Creation Unit and the Basket Gold Amount may be adjusted, as appropriate as of the open of business on the Business Day following the record date for a split or reverse split of the Shares.

ARTICLE III

CERTAIN OBLIGATIONS OF REGISTERED OWNERS
Section 3.1  Limitation on Liability. Registered Owners and Beneficial Owners shall be entitled to the same limitation on personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware.
Section 3.2  Liability of Registered Owner for Taxes and Other Governmental Charges. If any tax or other governmental charge shall become payable by the Transfer Agent with respect to any transfer or redemption of Shares, such tax or other governmental charge shall be payable by the Registered Owner of such Shares to the Transfer Agent. The Transfer Agent may refuse to effect any registration of transfer of such Shares or any withdrawal of Trust Property represented by such Shares until such payment is made and may withhold any distributions, or may sell for the account of the Registered Owner thereof Trust Property or Shares, and may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and the Registered Owner of such Shares shall remain liable for any deficiency. The Transfer Agent shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Registered Owners entitled thereto as in the case of a distribution in cash.
ARTICLE IV

ADMINISTRATION OF THE TRUST
Section 4.1  Valuation of Trust Property.
(a)  The Administrator has been granted the exclusive authority to determine the Net Asset Value of the Trust and the Net Asset Value per Share, to be exercised as set forth below, until such time as the Sponsor revokes such delegation in its sole discretion. On each Business Day on which the Exchange is open for regular trading, the Administrator shall determine the Net Asset Value of the Trust and the Net Asset Value per Share as of 4:00 p.m. (New York City time). The Administrator, on behalf of the Trust, shall value each item of Trust Property and shall use such valuation on each such Business Day in the determination of the Net Asset Value of the Trust. The Administrator shall not be liable to any Person for the determination that the most recently communicated Net Asset Value of the Trust Property is not appropriate or for any determination as to the alternative basis for valuation; provided that such determination is made in good faith.
(b)  In calculating the Net Asset Value of the Trust, the Administrator shall subtract all fees (other than fees computed by reference to the value of the Trust or its assets), accrued expenses and other liabilities of the Trust from the total value of the Trust Property as of the time of calculation. The resulting figure is the “Adjusted Net Asset Value” of the Trust. All fees computed by reference to the value of the Trust or its assets shall be calculated on the Adjusted Net Asset Value. The Administrator shall subtract from the Adjusted Net Asset Value all accrued fees so calculated. The resulting figure is the “Net Asset Value of the Trust”. The Administrator shall divide the Net Asset Value of the Trust by the number of Shares outstanding as of the time of the calculation, which figure is the “Net Asset Value per Share”. All fees, expenses and other liabilities of the Trust that are or will be incurred or accrued through the close of business on a Business Day shall be included in the calculations required by this Section 4.1(b) for that Business Day. Shares deliverable under a Purchase Order shall be considered to be outstanding for purposes of the calculations required by this Section 4.1(b) beginning on the Business Day following the Order Date of such Purchase Order. Shares deliverable under a Redemption Order shall be considered to no longer be outstanding for purposes of the calculations required by this Section 4.1(b) on and after the Business Day following the Order Date of such Redemption Order.
(c)  The Administrator may (and under extraordinary circumstances as identified by the Sponsor in consultation with the Administrator, shall) value any asset of the Trust pursuant to such other principles as the Administrator deems fair and equitable so long as such principles are consistent with industry standards. For purposes of the foregoing, “extraordinary circumstances” shall include, but not be limited to, periods during which a price for Physical Gold or another asset held by the Trust is not available due to force majeure-type events such as systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance or due to a trading or other restriction imposed by any relevant markets.
Section 4.2  Responsibility of the Sponsor for Determinations. The determinations made by the Sponsor under this Agreement shall be made in good faith upon the basis of information reasonably available to it, and the Sponsor shall not be liable for any errors contained in such information. The Sponsor shall have no liability to the Authorized Participants, the Registered Owners, the Beneficial Owners or the Service Providers for errors in judgment.
Section 4.3  Cash Distributions. The Transfer Agent, acting on instructions received by the Sponsor on behalf of the Trust, shall have the authority to cause the Trust to distribute any Trust Property to the Registered Owners in accordance with this Agreement. Whenever the Trust distributes any cash to the Registered Owners, the Transfer Agent shall distribute the amount available for distribution to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively. The Transfer Agent shall distribute only such amount, however, as can be distributed without attributing to any Registered Owner a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent.
Section 4.4  Other Distributions. Whenever the Trust distributes any non-cash proceeds (including claims and other intangibles) in respect of Trust Property other than property subject to distribution in accordance with the creation and redemption procedures set forth herein, as supplemented by the Authorized Participant Agreements, the Transfer Agent shall cause such non-cash proceeds received by the Trust to be distributed to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively, after deduction or upon payment of applicable expenses of the Service Providers.

Section 4.5  Fixing of Record Date. Whenever any distribution will be made, or whenever the Sponsor or the Transfer Agent receives notice of any solicitation of proxies or consents from Registered Owners, or whenever for any reason there is a split, reverse split or other change in the outstanding Shares, or whenever the Sponsor or the Liquidating Trustee shall find it necessary or convenient in respect of any matter, the Sponsor, or the Liquidating Trustee, as applicable, in consultation with the Transfer Agent, shall fix a record date for the determination of the Registered Owners who shall be (a) entitled to receive such distribution or the net proceeds of the sale thereof, (b) entitled to give such proxies or consents in respect of any such solicitation or (c) entitled to act in respect of any other matter for which the record date was set.
Section 4.6  Payment of Expenses; Sales of Trust Property.
(a)  The following charges will be accrued and shall be paid by the Trust:
(i)  any expenses of the Trust not assumed by the Sponsor specified in Section 4.6(b), and any other fees (including commissions and/or exchange fees) associated with the buying and selling of Physical Gold for the Trust except, in the case of fees associated with the buying or selling of Physical Gold for the Trust, fees and other transaction costs related to transfers of Physical Gold from the Gold Custodian to another custodian (or between accounts maintained by the Gold Custodian);
(ii)  the Trust’s legal fees and expenses in excess of $100,000 annually;
(iii)  extraordinary legal fees and expenses of the Sponsor, any Service Provider or the Trust;
(iv)  any taxes and other governmental charges (including any value added tax) that may fall on the Trust or the Trust Property;
(v)  any expenses of any extraordinary services performed by the Sponsor (or other Service Provider) on behalf of the Trust or expenses of any action taken by the Sponsor to protect the Trust or the interests of Registered Owners or the Beneficial Owners;
(vi)  any indemnification obligations of the Trust, including indemnification of a Trustee Indemnified Person and Sponsor Indemnified Party as provided in Section 5.12; and
(vii)  the fee payable to the Sponsor pursuant to Section 5.14.
(b)  The Sponsor will be responsible for paying, out of the fee payable to the Sponsor pursuant to Section 5.14, the organizational expenses of the Trust and the fees and expenses owed to the Administrator, the Gold Custodian, the Cash Custodian, the Transfer Agent, the Marketing Agent, the Delaware Trustee, any costs associated with researching, establishing and maintaining the ESG Criteria and the diligence of Sprott ESG Approved

Mining Companies and Sprott ESG Approved Mines, the Trust's audit fees (including any fees and expenses associated with tax preparation), up to $100,000 per year of the Trust's legal fees and expenses and fees and other transaction costs related to transfers of Physical Gold from the Gold Custodian to another custodian (or between accounts maintained by the Gold Custodian).
(c)  The Sponsor shall sell or liquidate, or cause to be sold or liquidated, Trust Property in such quantity and at such times as may be necessary to permit payment of any fees or expenses under this Agreement or any other agreements to which the Trust is a party. The Sponsor shall not have any liability for loss or depreciation resulting from sales of Trust Property so made. The Sponsor shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to the Sponsor’s direction or otherwise in accordance with this Section 4.6 or as contemplated in Section 4.8.
(d)  Except as provided in this Agreement, the Trust shall have no obligation to make any distribution to any Registered Owners or Beneficial Owners.
Section 4.7  Statements and Reports.
(a)  After the end of each fiscal year and within the time period required by applicable laws, rules and regulations, the Trust shall send to the Registered Owners at the end of such fiscal year an annual report of the Trust containing financial statements that will be audited by independent accountants designated by the Sponsor and such other information as may be required by such laws, rules and regulations or otherwise. The annual report may be distributed by any means acceptable to such Registered Owners, including posting the annual report on the Trust’s publicly available website.
(b)  After the end of each fiscal quarter and within the time period required by applicable laws, rules and regulations, the Trust shall send to the Registered Owners at the end of such fiscal quarter the Trust’s quarterly report containing such information as may be required by such laws, rules and regulations or otherwise. The quarterly report may be distributed by any means acceptable to such Registered Owners, including posting the quarterly report on the Trust’s publicly available website.
(c)  The Administrator shall provide the Sponsor with such certifications, supporting documents and other evidence regarding the internal control over financial reporting established and maintained by the Trust, and used by the Administrator in connection with its preparation of the financial statements of the Trust, as may be reasonably necessary in order to enable the Sponsor to prepare and file or furnish to the SEC any certifications regarding such matters that may be required to be included with the Trust’s periodic reports under the Exchange Act.
Section 4.8  Further Provisions for Sales of Trust Property. In addition to selling Trust Property in accordance with Section 4.6, the Sponsor shall sell Trust Property in the following circumstances:
(a)  such sale is required by applicable law or regulation;
(b)  to satisfy Redemption Orders; or

(c)  this Agreement has been terminated and the Trust Property is to be liquidated in accordance with Section 6.2.
The Sponsor shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to this Section 4.8.
Section 4.9  Counsel. The Sponsor may, from time to time, employ counsel to act on behalf of the Trust and perform any legal services in connection with the Trust Property and the Trust, including any legal matters relating to the possible disposition or acquisition of any Trust Property. The fees and expenses of such counsel shall be paid by the Sponsor; provided, however, that the Sponsor shall not be responsible for the payment of any such legal fees and expenses in excess of $100,000 annually, nor shall the Sponsor be responsible for any extraordinary legal fees and expenses of the Trust; provided further that the foregoing annual limitation shall not apply to any amounts payable by the Sponsor pursuant to Section 5.12(a).
Section 4.10  Tax Matters.
(a)  The Sponsor or the Administrator designee shall prepare or cause to be prepared all U.S. federal, state, and local and non-U.S. tax returns of the Trust for each year for which such returns are required to be filed and shall file or cause such returns to be timely filed and the Administrator, at the direction of the Sponsor, shall timely pay (or cause to be timely paid) any tax, assessment or other governmental charge owing with respect to the Trust out of Trust Property.
(b)  Nothing in this Agreement, any agreement with the Gold Custodian, the Cash Custodian or otherwise, shall be construed to give the Sponsor the power to vary the investment of the Beneficial Owners within the meaning of Section 301.7701-4(c) under the Code or any similar or successor provision of the regulations under the Code, nor shall the Sponsor cause the Trust to vary the investment of the Beneficial Owners. However, neither the Sponsor nor the Delaware Trustee shall not be liable to any Person for any failure of the Trust to qualify as a grantor trust under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought.
ARTICLE V

THE DELAWARE TRUSTEE AND THE SPONSOR
Section 5.1  Management of the Trust.
(a)  Except as otherwise expressly provided in this Agreement, the Trust’s business shall be conducted by the Sponsor in accordance with this Agreement and by each Service Provider in accordance with the agreements governing the appointment of such Service Provider. Except as otherwise provided in this Agreement, each Service Provider shall have the power on behalf of and in the name of the Trust to carry out any and all of the objects and purposes of the Trust and to perform such acts and enter into and perform such contracts and other undertakings on behalf of the Trust, in each case, as are set forth in the agreements governing the appointment of such Service Provider.

(b)  The Administrator and the Transfer Agent shall maintain all books, records and supporting documents that are necessary to comply with any and all aspects of its duties under this Agreement, which, to the extent that they relate to the registration of Shares or the registration of transfers of Shares, shall, at all reasonable times, be available for inspection by the Registered Owners.
Section 5.2  Maintenance of Office and Transfer Books by the Transfer Agent.
(a)  Until termination of this Agreement in accordance with its terms, the Transfer Agent shall maintain facilities for the execution and Delivery, registration, registration of transfers and Surrender of Shares in accordance with the provisions of this Agreement.
(b)  The Transfer Agent shall keep books for the registration of Shares and registration of transfers of Shares.
(c)  The Transfer Agent may, and at the reasonable written request of the Sponsor shall, close the transfer books at any time or from time to time if such action is deemed to be necessary or advisable in the reasonable judgment of the Transfer Agent or the Sponsor.
(d)  If any Shares are listed on one or more stock exchanges in the United States, the Transfer Agent shall act as Registrar or, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint a registrar or one or more co-registrars for registry of such Shares in accordance with any requirements of such exchange or exchanges.
Section 5.3  Authority of the Sponsor. The Sponsor is hereby granted the exclusive authority, and shall initially appoint the Administrator, the Transfer Agent, the Cash Custodian, the Gold Custodian and the other Service Providers, to manage the Trust in accordance with their respective governing agreements. The Sponsor shall have the exclusive authority to direct the Service Providers in the performance of their respective obligations under this Agreement and their respective governing agreements. Without limiting the foregoing, the Sponsor shall have the authority to execute and deliver this Agreement and to enter into and perform such contracts and other undertakings on behalf of the Trust and any amendment thereto, as the Sponsor may deem necessary or advisable, and the Trust is hereby authorized and shall have the power and authority to enter into such agreements and perform its obligations thereunder.
Section 5.4  Prevention or Delay in Performance by the Sponsor or the Delaware Trustee. Neither the Sponsor nor the Delaware Trustee, any of their respective directors, employees, agents or affiliates shall incur any liability to any Registered Owner, Beneficial Owner, or Authorized Participant if, by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any act of God, war, terrorism, pandemics or government responses thereto, or other circumstances beyond its control, the Sponsor or the Delaware Trustee is prevented or forbidden from, or would be subject to any civil or criminal penalty on account of, or is delayed in, doing or performing any act or thing that, by the terms of this Agreement, it is provided shall be done or performed, and, accordingly, the Sponsor or the Delaware Trustee does not do that thing or does that thing at a later time than would otherwise be required. Neither the Delaware Trustee nor the Sponsor will incur any liability to any Registered Owner or Beneficial Owner, or Authorized Participant by reason of any non-performance or delay in the performance of any act or thing that, by the terms of this Agreement, it is provided may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.
Section 5.5  Liability of Covered Persons.
(a)  The Delaware Trustee shall not be liable for the acts or omissions of the Sponsor, any Service Provider (other than the Delaware Trustee) or any other Person, nor shall the Delaware Trustee be liable for supervising or monitoring the performance and the duties and obligations of the Sponsor, any Service Provider (other than the Delaware Trustee) or any other Person, or the Trust under this Agreement.  The Delaware Trustee shall not be personally liable under any circumstances, except for its own willful misconduct, bad faith or gross negligence.  In particular, but not by way of limitation:
(i)  the Delaware Trustee shall not be personally liable for any error of judgment made in good faith, except to the extent such error of judgment constitutes gross negligence on its part;
(ii)   no provision of this Agreement shall require the Delaware Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Delaware Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;
(iii)   under no circumstances shall the Delaware Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust;
(iv)  the Delaware Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by the Sponsor;
(v)  the Delaware Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties and need not investigate or verify any information contained therein. The Delaware Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Delaware Trustee may for all purposes hereof rely on a certificate, signed by the

Sponsor, as to such fact or matter, and such certificate shall constitute full protection to the Delaware Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon;
(vi)  in the exercise or administration of the trust hereunder, the Delaware Trustee (a) may act directly or through agents or attorneys pursuant to agreements entered into with any of them at the expense of the Trust, and the Delaware Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Delaware Trustee in good faith and with due care and (b) may consult with counsel, accountants and other skilled persons at the expense of the Trust, to be selected by it in good faith and with due care and employed by it, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons;
(vii)    except as expressly provided in this Section 5.5(a), in accepting and performing the trust hereby created the Delaware Trustee acts solely as Delaware Trustee hereunder and not in its individual capacity, and all persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Agreement shall look only to the Trust's property for payment or satisfaction thereof;
(viii)  the Delaware Trustee shall not be liable for punitive, indirect, exemplary, consequential, special or other similar damages (including without limitation lost profits) for a breach of this Agreement under any circumstances;
(ix)  the Delaware Trustee shall not be obligated to give any bond or other security for the performance of any of its duties hereunder; and
(x)  The Delaware Trustee shall not be required to take any action hereunder or under any document if the Delaware Trustee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of the Delaware Trustee or is contrary to the terms hereof or is otherwise contrary to law.
(b)  The Sponsor and its Affiliates shall have no liability to the Trust or to any Registered Owner, Beneficial Owner, Authorized Participant or to any other Covered Person for any loss suffered by the Trust that arises out of any action or inaction or errors in judgment of the Sponsor or its Affiliates if such Covered Person acted in good faith and such course of conduct did not constitute willful misconduct, bad faith or gross negligence of such Covered Person in the performance of the Covered Person’s duties. Subject to the foregoing, neither the Sponsor nor any of its Affiliates shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Registered Owner, Beneficial Owner, Authorized Participant or assignee thereof, it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets of the Trust without any rights of contribution from any of the Sponsor or its Affiliates.

Section 5.6  Duties.
(a)  The parties hereto agree to perform their duties under this Agreement in good faith upon the express terms of this Agreement. The parties hereto shall not have any implied duties (including fiduciary duties) or liabilities otherwise existing at law or in equity with respect to the Trust or any other Person. To the extent that, at law or in equity, the Sponsor has duties and liabilities relating thereto to the Trust, the Registered Owners, the Beneficial Owners, the Authorized Participants, or any other Person, the Sponsor acting under this Agreement shall not be liable to the Trust, the Registered Owners, the Beneficial Owners, the Authorized Participants, or any other Person for its good faith reliance on the provisions of this Agreement subject to the standard of care in Section 5.5. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Sponsor otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Sponsor. For the avoidance of doubt, no Person other than the parties hereto shall have any duties or obligations hereunder to the Trust, any Registered Owner, any Beneficial Owner, or the Authorized Participants.
(b)  Unless otherwise expressly provided herein:
(i)  whenever a conflict of interest exists or arises between the Sponsor or any of their respective Affiliates, on the one hand, and the Trust or any Registered Owner, Beneficial Owner, Authorized Participant, or other Person, on the other hand; or
(ii)  whenever this Agreement or any other agreement contemplated herein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Registered Owner, Beneficial Owner, Authorized Participant, or other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided the Sponsor shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.
(c)  Notwithstanding any other provision of this Agreement or of applicable law, whenever in this Agreement Sponsor is permitted or required to make a decision:
(i)  in its “discretion” or under a grant of similar authority, the Sponsor shall be entitled to consider such interests and factors as it desires, including its own interests, and, to the fullest extent permitted by applicable law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the

Trust, any Registered Owner, any Beneficial Owner, any Authorized Participant, or any other Person; or
(ii)  in its “good faith” or under another express standard, the Sponsor shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.
(d)  The Sponsor and any of its Affiliates may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor or its Affiliates. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Registered Owners, the Beneficial Owners, or the Authorized Participants for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Registered Owner, Beneficial Owner, or Authorized Participant shall have any rights or obligations by virtue of this Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed to be wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Registered Owners, the Beneficial Owners, the Authorized Participants, or any Affiliate of the Trust or the Beneficial Owners.
Section 5.7  Obligations of the Sponsor.
(a)  The Sponsor does not assume any obligation nor shall it be subject to any liability under this Agreement to any Registered Owner or Beneficial Owner, or Authorized Participant (including liability with respect to the worth of the Trust Property), except that each of them agrees to perform its obligations specifically set forth in this Agreement without gross negligence, bad faith or willful misconduct.
(b)  The Sponsor shall not be under any obligation to prosecute any action, suit or other proceeding in respect of any Trust Property or in respect of the Shares on behalf of a Registered Owner, Beneficial Owner, Authorized Participant or other Person.
(c)  The Sponsor shall not be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any Authorized Participant, any Registered Owner or any other person believed by it in good faith to be competent to give such advice or information.
(d)  The Sponsor shall have no obligation to comply with any direction or instruction from any Registered Owner or Beneficial Owner, or Authorized Participant regarding Shares except to the extent specifically provided in this Agreement.

Section 5.8  Delegation of Obligations of the Sponsor. The Sponsor may, and is hereby authorized to, at any time delegate all or a portion of its duties and obligations under this Agreement to another entity, including the Administrator, the Transfer Agent, a Custodian or another Service Provider, as applicable, without the consent of any Registered Owner or any Beneficial Owner; provided, that any such delegees shall be appointed with reasonable care. The Sponsor shall not be liable for the conduct or misconduct of, any delegee selected by the Sponsor with reasonable care.  The Sponsor may terminate any such delegee at any time and is not required to appoint a replacement therefor. For the avoidance of doubt, no Service Provider is a party to this Agreement.  To the extent any contract to which a Service Provider is a party specifically references this Agreement (including any such reference to this Agreement in the Offering Documents) for a description of actions or services to be performed by that Service Provider under that contract, the performance of those actions or provision of those services shall be governed by that contract.
Section 5.9  Appointment of Successor Sponsor or Sponsors.
(a)  Registered Owners, other than the Sponsor and its Affiliates, holding at least fifty-one percent (51%) of the outstanding Shares of the Trust (not including the Sponsor and its Affiliates) may agree in writing to appoint one or more successor sponsors if: (i) there is an admission of bankruptcy by the Sponsor or a court of competent jurisdiction has determined the Sponsor to be bankrupt or insolvent, or (ii) the Sponsor has identified a qualified successor sponsor and given notice of its voluntary withdrawal to each Registered Owner and the Delaware Trustee (each, a “Withdrawal Event”). The notice given by the Sponsor for a voluntary withdrawal must be given at least one hundred and twenty (120) days before the effective date of the withdrawal. The Sponsor may not withdraw unless the conditions in Section 5.9(a) and (b) are satisfied.
(b)  Registered Owners, other than the Sponsor and its Affiliates, holding at least fifty-one percent (51%) of the outstanding Shares of the Trust (not including the Sponsor and its Affiliates) must agree in writing to appoint one or more successor sponsors within ninety (90) days of a Withdrawal Event.
(c)  Notwithstanding Section 5.9(a), if the Sponsor is dissolved or has ceased to exist as a legal entity for any reason or is deemed to have resigned because (i) it fails to undertake or perform, or becomes incapable of undertaking or performing, any of the duties required by this Agreement, and such failure or incapacity is not cured, or (ii) the Sponsor is adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Liquidating Trustee may, among other actions, terminate and liquidate the Trust.
(d)  Any corporation into which the Sponsor may be merged, consolidated or converted in a transaction in which the Sponsor is not the surviving corporation shall be the successor of the Sponsor without the execution or filing of any document or any further act.

Section 5.10  Resignation or Removal of the Delaware Trustee; Appointment of Successor Delaware Trustee.
(a)  The Delaware Trustee may at any time resign as the Delaware Trustee hereunder by written notice of its election so to do, delivered to the Sponsor, and such resignation shall take effect upon the appointment of a successor Delaware Trustee and its acceptance of such appointment as hereinafter provided.
(b)  The Sponsor may remove the Delaware Trustee in its discretion by written notice delivered to the Delaware Trustee in the manner provided in Section 7.4 at any time. If at any time the Delaware Trustee is in material breach of its obligations under this Agreement and the Delaware Trustee fails to cure such breach within thirty (30) days after receipt by the Delaware Trustee of written notice from the Sponsor, or Registered Owners acting on behalf of at least twenty-five percent (25%) of the outstanding Shares, specifying such default and requiring the Delaware Trustee to cure such default, the Sponsor may remove the Delaware Trustee by written notice delivered to the Delaware Trustee in the manner provided in Section 7.4, and such removal shall take effect upon the appointment of a successor Delaware Trustee and its acceptance of such appointment as hereinafter provided.
(c)  If the Delaware Trustee acting hereunder resigns or is removed, the Sponsor shall use its reasonable efforts to appoint a successor Delaware Trustee. Every successor Delaware Trustee shall execute and deliver to its predecessor and to the Sponsor an instrument in writing accepting its appointment hereunder, and thereupon such successor Delaware Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due to it and on the written request of the Sponsor, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Trust Property to such successor and shall deliver to such successor a list of the Registered Owners of all outstanding Shares. Such successor Delaware Trustee shall promptly mail notice of the appointment of such successor Delaware Trustee to the Registered Owners.
(d)  Any corporation into which the Delaware Trustee may be merged, consolidated or converted in a transaction in which the Delaware Trustee is not the surviving corporation shall be the successor of the Delaware Trustee without the execution or filing of any document or any further act. During the 90-day period following the effectiveness of a merger, consolidation or conversion described in the immediately preceding sentence, the Sponsor may, by written notice to the Delaware Trustee, remove the Delaware Trustee and designate a successor Delaware Trustee in compliance with the provisions of Section 5.10(c).
Section 5.11  Custodians. The Sponsor may at any time appoint one or more custodians (each, a “Custodian”) to hold assets of the Trust, without the consent of any Registered Owner and any Beneficial Owner. The Sponsor is further authorized to appoint any successor or replacement Custodian or terminate any previously appointed Custodian, in accordance with the terms of the applicable custodial or other agreements entered into by the Trust with such Custodian or Custodians.

Section 5.12  Indemnification.
(a)  The Delaware Trustee or any officer, affiliate, director, employee, or agent of the Delaware Trustee (each, a “Trustee Indemnified Person”) shall be entitled to indemnification from the Trust and held harmless, to the fullest extent permitted by law, from and against any and all losses, claims, taxes, damages, reasonable expenses, (including reasonable legal and consultants’ fees and expenses, including legal fees and expenses of counsel related to enforcement of its rights hereunder), unpaid fees and liabilities (including liabilities under state or federal securities laws) of any kind and nature whatsoever (collectively, “Indemnified Amounts”), to the extent that such Indemnified Amounts arise out of or are imposed upon or asserted against such Trustee Indemnified Persons with respect to the creation, operation or termination of the Trust, the execution, delivery or performance of this Agreement or the transactions contemplated hereby; provided, however, that the Trust shall not be required to indemnify any Trustee Indemnified Person for any Indemnified Amounts which are a result of the willful misconduct, bad faith or gross negligence of such Trustee Indemnified Person. To the extent that the Trust has not satisfied any indemnification obligation set forth in the foregoing sentence with respect to Indemnified Amounts of any Trustee Indemnified Person, by the thirtieth (30th) day following written demand therefor, the Sponsor shall indemnify and hold harmless such Trustee Indemnified Person from and against any and all Indemnified Amounts and shall pay on demand any such Indemnified Amounts which remain unpaid. The obligations of the Trust and the Sponsor to indemnify the Trustee Indemnified Persons as provided herein shall survive the termination of this Agreement and the resignation or removal of the Delaware Trustee.
(b)  The Sponsor and its Affiliates, and their respective members, managers, directors, officers, employees, agents and Affiliates (each, a “Sponsor Indemnified Party”) shall be indemnified by the Trust and held harmless against any Indemnified Amounts arising out of or in connection with the performance of its obligations under this Agreement, any actions taken in accordance with the provisions of this Agreement and the performance of obligations under any other agreement entered into by the Sponsor in furtherance of the administration of the Trust; provided that any such Indemnified Amount was not the direct result of: (1) gross negligence, bad faith or willful misconduct on the part of such Sponsor Indemnified Party or (2) reckless disregard on the part of the Sponsor of its obligations and duties under this Agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as Sponsor and any amounts paid by the Sponsor to any Trustee Indemnified Person pursuant to Section 5.12(a). Any amounts payable to a Sponsor Indemnified Party under this Section 5.12(b) may be payable in advance or shall be secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action, that it may deem to be necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Registered Owners, including prosecuting, defending, settling or comprising actions or claims at law or in equity that it considers necessary or proper to protect the Trust or the interests of the Registered Owners, and, in such event, the legal expenses and costs of any such actions shall be expenses and costs of the Trust, and the Sponsor shall be entitled to be reimbursed therefor by the Trust.

(c)  If an action, proceeding (including, but not limited to, any governmental investigation), claim or dispute (collectively, a “Proceeding”) in respect of which indemnity may be sought hereunder, the party seeking indemnification (the “Indemnitee”) shall promptly (and in no event more than seven (7) days after receipt of notice of such Proceeding) notify the party obligated to provide such indemnification (the “Indemnitor”) of such Proceeding. The failure of the Indemnitee to so notify the Indemnitor shall not impair the Indemnitee’s ability to seek indemnification from the Indemnitor unless such failure adversely affects the Indemnitor’s ability to adequately oppose or defend such Proceeding. Upon receipt of such notice from the Indemnitee, the Indemnitor shall be entitled to participate in such Proceeding and, to the extent that it shall so desire and provided no conflict of interest exists as specified in clause (i) below and there are no other defenses available to Indemnitee as specified in clause (iii) below, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitor (in which case all attorney’s fees and expenses shall be borne by the Indemnitor, and the Indemnitor shall in good faith defend the Indemnitee). The Indemnitee shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but, in such case, no fees and expenses of such counsel shall be borne by the Indemnitor unless such fees and expenses are otherwise required to be indemnified under Section 5.12(a) or (b), as applicable, and (i) there is such a conflict of interest between the Indemnitor and the Indemnitee as would preclude, in compliance with the ethical rules in effect in the jurisdiction in which the Proceeding was brought, one lawyer from representing both parties simultaneously, (ii) the Indemnitor fails, within the earlier of (x) twenty (20) days following receipt of notice of the Proceeding from the Indemnitee or (y) seven (7) days prior to the date the first response or appearance is required to be made in such Proceeding, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitee or (iii) there are legal defenses available to Indemnitee that are different from or are in addition to those available to the Indemnitor. No compromise or settlement of such Proceeding may be effected by either party without the other party’s consent unless (m) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (n) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement. Neither party shall have any liability with respect to any compromise or settlement effected without its consent, which shall not be unreasonably withheld. The Indemnitor shall have no obligation to indemnify and hold harmless the Indemnitee from any loss, expense or liability incurred by the Indemnitee as a result of a default judgment entered against the Indemnitee unless such judgment was entered after the Indemnitor agreed, in writing, to assume the defense of such Proceeding.
Section 5.13  Reserved.
Section 5.14  Charges of the Sponsor.
(a)  The Sponsor is entitled to receive from the Trust, as an expense of the Trust, a fee for services that will accrue daily and be paid monthly in arrears at an annualized rate of up to 0.38% of the Adjusted Net Asset Value of the Trust (the “Sponsor’s Fee”), which the Sponsor may adjust in its discretion and may further adjust above 0.38% in accordance with Section 6.1(a). The Sponsor may waive any or all of the Sponsor’s Fee in the Sponsor’s sole discretion, which the Sponsor may exercise depending on operational issues affecting the Trust or market conditions.

(b)  The Sponsor is entitled to receive reimbursement from the Trust for all expenses and disbursements incurred by it under the last sentence of Section 5.12(b) or that are of the type described in paragraphs (ix), (x) or (xi) of Section 4.6(a) of this Agreement (including the fees and disbursements of legal counsel), except that the Sponsor is not entitled to charge the Trust for fees and expenses that the Sponsor is required to bear under Section 4.6(b) of this Agreement.
Section 5.15  Retention of Trust Documents. The Sponsor is authorized to destroy those documents, records, bills and other data compiled during the term of this Agreement at the times permitted by the laws or regulations governing the Sponsor.
Section 5.16  Federal Securities Law Filings. The Sponsor has prepared and filed a registration statement with the SEC and shall (i) take such action as is necessary to qualify the Shares for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such registration statement, and, if the Sponsor so determines, under the laws of any other relevant jurisdiction, and (ii) prepare, file and distribute, if applicable, any periodic reports or updates that may be required under the Exchange Act, or the rules and regulations thereunder.
Section 5.17  Prospectus Delivery. The Transfer Agent will comply with the requirements to provide copies of the current prospectus for the Trust to Authorized Participants as provided in the relevant Authorized Participant Agreements.
Section 5.18  Discretionary Actions by Sponsor; Consultation. The Sponsor may (without obligation) undertake any action that it deems to be necessary or desirable to protect the Trust or the interests of the Registered Owners.
Section 5.19  Delaware Trustee.
(a)  The Delaware Trustee shall be a legal entity that has its principal place of business in the State of Delaware, otherwise meets the requirements of applicable Delaware law and shall act through one or more persons authorized to bind such entity. If at any time the Delaware Trustee shall cease to be eligible in accordance with the provisions of this Section 5.19, it shall resign immediately in the manner and with the effect hereinafter specified in this Section 5.19. The initial Delaware Trustee shall be Delaware Trust Company.
(b)  The Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities, of the Sponsor, any Service Provider (other than the Delaware Trustee) or any other Person that are set forth herein. The Delaware Trustee shall be one of the trustees of the Trust for the sole and limited purpose of fulfilling the requirements of Section 3807 of the DSTA and for taking such actions as are required to be taken by a Delaware trustee under the DSTA. Subject to the foregoing, the duties, liabilities and obligations of the Delaware Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) executing any certificates required to be filed with the Delaware Secretary of State that the Delaware Trustee is required to execute under Section 3811 of the DSTA, and (iii) such other actions, pursuant to direction, as may be agreed upon between the Sponsor and the Delaware Trustee from time to time, provided that the

Delaware Trustee shall have no obligation to perform any such additional actions, shall not be liable for the decision not to perform any such additional actions and reserves the right to charge additional fees for any such additional actions.  Other than the foregoing, the Delaware Trustee shall have no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity.
(c)  The Delaware Trustee shall serve until such time as the Sponsor removes the Delaware Trustee or the Delaware Trustee resigns and a successor Delaware Trustee is appointed by the Sponsor in accordance with the terms of this Section 5.19. The Delaware Trustee may resign at any time upon the giving of at least sixty (60) days’ advance written notice to the Sponsor; provided, that such resignation shall not become effective unless and until a successor Delaware Trustee shall have been appointed by the Sponsor in accordance with Section 5.19. If the Sponsor does not act within such sixty (60) day period, the Delaware Trustee may apply to any court of competent jurisdiction for the appointment of a successor Delaware Trustee at the expense of the Trust.
(d)  Upon the resignation or removal of the Delaware Trustee, the Sponsor shall appoint a successor Delaware Trustee. Any successor Delaware Trustee must satisfy the requirements of Section 3807 of the DSTA. Any resignation or removal of the Delaware Trustee and appointment of a successor Delaware Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Delaware Trustee to the outgoing Delaware Trustee and the Sponsor and any fees and expenses due to the outgoing Delaware Trustee are paid. Following compliance with the preceding sentence, the successor Delaware Trustee (i) shall file an amendment to the Certificate of Trust reflecting the change of Delaware Trustee and (ii) shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Delaware Trustee under this Agreement, with like effect as if originally named as Delaware Trustee, and the outgoing Delaware Trustee shall be discharged of its duties and obligations under this Agreement. Any business entity into which the Delaware Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Delaware Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Delaware Trustee, shall be the successor of the Delaware Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto except as may be required by law.
Section 5.20  Compensation and Expenses of the Delaware Trustee. The Delaware Trustee (or any successor Delaware Trustee) shall be entitled to receive compensation from the Trust for its services in accordance with such schedules as shall have been separately agreed to from time to time by the Delaware Trustee and the Trust. The Delaware Trustee may consult with counsel (who may be counsel for the Sponsor or for the Delaware Trustee). The reasonable legal fees incurred in connection with such consultation shall be reimbursed to the Delaware Trustee pursuant to this Section, provided that no such fees shall be payable to the extent that they are incurred as a result of the Delaware Trustee's gross negligence, bad faith or willful misconduct.

ARTICLE VI

AMENDMENT AND TERMINATION
Section 6.1  Amendment.
(a)  Except as provided below, the Sponsor may amend any provision of this Agreement without the consent of any Registered Owner or Beneficial Owner. Any amendment that imposes or increases any fees or charges, including the Sponsor’s Fee (other than taxes and other governmental charges), or prejudices a substantial existing right of the Registered Owners will not become effective until thirty (30) days after notice of such amendment is given by the Sponsor or its designee to the Registered Owners. Every Registered Owner and Beneficial Owner, at the time any such amendment becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby. In no event shall any amendment impair the right of a Registered Owner to Surrender Creation Units and receive therefor the amount of Trust Property represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding any other provision of this Agreement, no amendment to this Agreement may be made if, as a result of such amendment, it would adversely affect the status of the Trust as a grantor trust for United States federal income tax purposes.
(b)  No amendment shall be made to this Agreement without the consent of the Delaware Trustee (which may be granted or withheld in the Delaware Trustee’s discretion) if such amendment affects any of its rights, duties or liabilities.
(c)  Registered Owners holding at least fifty-one percent (51%) of the outstanding Shares of the Trust must consent, in the manner provided for in Section 6.1(e) below, to material changes to the Trust’s investment objective specified in Section 2.1(c).  For the avoidance of doubt, for purposes of this Section 6.1(c), any change to the Trust’s ESG Criteria, Sprott ESG Approved Mines or Sprott ESG Approved Mining Companies shall not be considered a material change.
(d)  The appointment of a successor sponsor or sponsors under Section 5.9 or a Liquidating Trustee pursuant to Section 6.2(c) shall be deemed to amend this Agreement to refer to such successor sponsor(s) or Liquidating Trustee, as applicable, in place of the Sponsor to the extent such sponsor(s) or the Liquidating Trustee succeeds to the rights, duties or liabilities of the Sponsor.
(e)  Any action required or permitted to be taken by Registered Owners by vote or consent may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes to have the same validity as votes at a meeting. If the vote or consent of any Shareholder to any action of the Trust or any Shareholder, as contemplated by this Agreement, is solicited by the Sponsor, the solicitation shall be effected by notice to each Shareholder given in the manner provided in Section 7.4(c).  The vote or consent of each Shareholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Shareholder, unless the Shareholder expresses written objection to the vote or consent by notice given in the manner provided in Section 7.4(c) below and actually received by the Trust within twenty (20) days after the notice of solicitation is effected. The Sponsor and all persons dealing with the Trust shall be entitled to act in reliance on any vote or consent which is deemed cast or granted pursuant to this Section and shall be fully indemnified by the Trust in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Registered Owners shall not be void or voidable by reason of timely communication made by or on behalf of all or any of such Registered Owners in any manner other than as expressly provided in Section 7.4(c).

Section 6.2  Termination.
(a)  The term for which the Trust will exist commenced on the date of the filing of the Certificate of Trust and shall continue until terminated pursuant to the provisions hereof.  If the Sponsor determines in its sole discretion to dissolve the Trust, the Sponsor shall set a date on which the Trust shall dissolve and mail notice of that dissolution to the Registered Owners at least thirty (30) days prior to the date set for dissolution.  In addition, the Sponsor shall set a date on which the Trust shall dissolve and mail notice of that dissolution to the Registered Owners at least thirty (30) days prior to the date set for dissolution if any of the following occurs:
(i)  upon a Withdrawal Event, unless within ninety (90) days of such Withdrawal Event, Registered Owners holding at least fifty-one percent (51%) of the outstanding Shares of the Trust as of the Record Date (not including Shares held by the Sponsor or its affiliates) agree in writing to continue the Trust and to select, effective as of the date of such Withdrawal Event, one or more successor sponsors;
(ii)  the Sponsor is notified that the Shares are delisted from the Exchange and are not approved for listing on another national securities exchange within five (5) Business Days of their delisting;
(iii)  the Trust becomes insolvent or bankrupt;
(iv)  all of the Trust's assets are sold;
(v)  the Trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the Sponsor has determined that the termination of the Trust is advisable;
(vi)  the SEC determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Sponsor made the determination that dissolution of the Trust is advisable;
(vii)  the Commodity Futures Trading Commission determines that the Trust is commodity pool under the Commodity Exchange Act of 1936, as amended, and the Sponsor made the determination that dissolution of the Trust is advisable;

(viii)  sixty (60) days have elapsed since DTC or another depository has ceased to act as depository with respect to the Shares, and the Sponsor has not identified another depository that is willing to act in such capacity; or
(ix)  after any Service Provider resigns or otherwise ceases to act in such capacity with respect to the Trust, and no replacement Service Provider is engaged, the Sponsor makes a determination that dissolution of the Trust is advisable.
(b)  On and after the dissolution of the Trust, the Sponsor shall, in accordance with Section 3808(e) of the DSTA, wind up the business and affairs of the Trust. Subject to the payment or the reasonable provision of such payment by the Trust of the claims and obligations of the Trust as required by Section 3808(e) of the DSTA, the Registered Owners will be entitled to delivery of the amount of Trust Property represented by their Shares as hereinafter provided. The Sponsor shall not accept any Purchase Order or Redemption Order after the date of dissolution. If any Shares remain outstanding after the date of dissolution of the Trust, the Trust thereafter shall (i) discontinue the registration of transfers of Shares; (ii) continue to collect distributions pertaining to Trust Property and hold the proceeds thereof uninvested, without liability for interest; and (iii) pay pursuant to Section 3808(e) of the DSTA the Trust’s expenses, and may sell Trust Property as necessary to meet those expenses. After the dissolution of the Trust, the Sponsor shall sell or otherwise liquidate the Trust Property then held under this Agreement and, after complying with Section 3808(e) of the DSTA and deducting any fees, expenses, taxes or other governmental charges payable by the Trust and any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement and any applicable taxes or other governmental charges, the Transfer Agent shall promptly distribute the net proceeds from such sale to the Registered Owners. After making such distribution, the Trust and this Agreement shall terminate and the Sponsor shall direct the Delaware Trustee to execute and cause a certificate of cancellation of the Certificate of Trust to be filed in accordance with the DSTA at the expense of the Trust. After making such filing and termination of this Agreement, the Sponsor and the Delaware Trustee shall be discharged from all obligations under this Agreement except for the Sponsor’s obligations that expressly survive termination of the Agreement.
(c)  Upon the occurrence of an event listed in Section 6.2(a), the Trust shall liquidate under the direction of such person as the Registered Owners holding at least fifty-one percent (51%) of the outstanding Shares of the Trust as of the Record Date (not including Shares held by the Sponsor or its Affiliates) may propose and approve (the “Liquidating Trustee”)). Any Liquidating Trustee that is appointed will have the same powers and limitations as applicable to the Sponsor, and the Liquidating Trustee will have the same limitations on liability and entitlement to indemnification as the Sponsor that are contained in Section 5.5(b) and Section 5.12 hereof.  Upon termination of the Trust, following completion of winding up of its business, the Liquidating Trustee shall direct the Delaware Trustee to execute and file a certificate of cancellation of the Trust's Certificate of Trust to be filed in accordance with applicable Delaware law at the expense of the Trust. After making such filing and termination of this Agreement, the Liquidating Trustee shall be discharged from all obligations under this Agreement except for its obligations that expressly survive termination of the Agreement.

(d)  The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Shareholder (as long as such Shareholder is not the sole Shareholder of the Trust) shall not result in the termination of the Trust, and such Shareholder, his estate, custodian or personal representative shall have no right to withdraw or value such Shareholder's Shares. Each Shareholder (and any assignee thereof) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive the furnishing of any inventory, accounting or appraisal of the assets of the Trust and any right to an audit or examination of the books of the Trust.
(e)  In respect of termination events that rely on the Sponsor’s determinations to terminate the Trust, the Sponsor may make any such determination in its sole discretion. To the extent that the Sponsor determines to continue operation of the Trust following a determination of a termination event, the Trust may be required to alter its operations to comply with the termination event.  In such case, the Sponsor shall not be liable for its determination of whether to continue or to terminate the Trust.
ARTICLE VII

MISCELLANEOUS
Section 7.1  Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original and all of such counterparts constitute one and the same agreement. Copies of this Agreement are filed with the Delaware Trustee and are open to inspection upon reasonable notice by any Registered Owner during the Delaware Trustee’s business hours.
Section 7.2  Derivative Actions; Third-Party Beneficiaries.
(a)  Derivative Actions. No Registered Owner shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust, unless two or more Registered Owners, who (i) are not affiliates of one another and (ii) collectively hold at least 25% of outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding.  The foregoing limitation shall not apply to any derivative action, suit or other proceeding brought on behalf of the Trust for claims under the federal securities laws and the rules and regulations thereunder.
(b)  Third-Party Beneficiaries. Subject to Section 5.8, this Agreement is for the exclusive benefit of the parties hereto and the Covered Persons and other indemnified parties referred to in Section 5.12, and the Registered Owners, Beneficial Owners and Authorized Participants from time to time, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other Person.
Section 7.3  Severability. In case any one or more of the provisions contained in this Agreement are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4  Notices.
(a)  All notices given under this Agreement must be in writing.
(b)  Any notice to be given to the Sponsor or the Delaware Trustee shall be deemed to have been duly given (i) when it is actually delivered by a messenger or a recognized courier service, (ii) five (5) days after it is mailed by registered or certified mail, postage paid or (iii) when receipt of an electronic mail is acknowledged via a return receipt or receipt confirmation as requested by the original transmission, in each case to or at the address or email address set forth below:
To the Sponsor:
Sprott ESG Gold ETF
c/o Sprott Asset Management LP
320 Post Road, Suite 230
Darien, Connecticut 06820
Attention: Whitney George
Email: wgeorge@sprottusa.com
To the Delaware Trustee:
Delaware Trust Company
251 Little Falls Drive
Wilmington DE 19808
Attention: Corporate Trust Administration
Email: trust@delawaretrust.com
(c)  Any notice to be given to a Registered Owner shall be deemed to have been duly given (i) when actually delivered by messenger or a recognized courier service, (ii) when mailed, postage prepaid or (iii) when sent by electronic mail or facsimile transmission confirmed by letter, in each case at or to the address of such Registered Owner as it appears on the transfer books of the Transfer Agent, or, if such Registered Owner shall have filed with the Transfer Agent a written request that any notice or communication intended for such Registered Owner be delivered to some other address, at the address designated in such request.
Section 7.5  Governing Law; Consent to Jurisdiction.
(a)  This Agreement is governed by and is to be construed in accordance with the laws of the State of Delaware.
(b)  The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of any Delaware state court or federal court sitting in Wilmington, Delaware in any action arising out of or relating to this Agreement and (ii) consent to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court. Each party agrees that, in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right that it may otherwise have to (x) seek punitive or consequential damages or (y) request a trial by jury.
Section 7.6  Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.
Section 7.7  Binding Effect; Entire Agreement. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement is binding upon and inures to the benefit of the parties hereto and their respective personal representatives, successors and permitted assigns. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
Section 7.8  Provisions in Conflict With Law or Regulations. The provisions of this Agreement are severable, and if the Sponsor determines, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the DSTA or other applicable U.S. federal or state laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Agreement, even without any amendment of this Agreement pursuant to this Agreement; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Agreement or render invalid or improper any action taken or omitted prior to such determination. The Sponsor shall not be liable for making or failing to make such a determination.
Section 7.9  Conditions to Effectiveness of Amendments. The amendments to the Original Trust Agreement set forth herein shall become effective as of the date hereof upon execution of this Agreement by the Sponsor and the Delaware Trustee.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first set forth above.

SPROTT ASSET MANAGEMENT LP,
as Sponsor

By:	/s/ Whitney George
Name:	Whitney George
Title:	Director

DELAWARE TRUST COMPANY,
as Delaware Trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Assistant Vice President

Signature Page to Amended and Restated Trust Agreement of
Sprott ESG Gold ETF

EXHIBIT A

CERTIFICATE OF TRUST
OF
123 SPROTT TRUST
THIS Certificate of Trust of 123 SPROTT TRUST (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name.  The name of the statutory trust formed by this Certificate of Trust is 123 SPROTT TRUST.

2. Delaware Trustee.  The name and address of the trustee of the Trust having a principal place of business in the State of Delaware are Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3. Effective Date.  This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee of the Trust

By:	/s/ Benjamin Hancock
Name:	Benjamin Hancock
Title:	Assistant Vice President
I-1

EXHIBIT B

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST
OF
123 SPROTT TRUST

THIS Certificate of Amendment to the Certificate of Trust of 123 SPROTT TRUST (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”) pursuant to § 3810(b) of the Act.

1.	Name. The name of the statutory trust amended hereby is 123 SPROTT TRUST.

2.	Amendment to Certificate of Trust. The Trust’s Certificate of Trust is hereby amended by changing the name of the Trust to Sprott ESG Gold ETF.

3.	Effective Date. This Certificate of Amendment shall be effective upon filing.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 5th day of April, 2021.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee of the Trust

By:	/s/ Benjamin Hancock
Name:	Benjamin Hancock
Title:	Assistant Vice President